Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2020 Equity Incentive Plan (Common stock, $0.0001 par value per share)	Other	939,062(2)	$2.69(4)	$2,521,381.47	.0000927	$233.73
Equity	2020 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	Other	187,812(3)	$2.28(5)	$428,633.94	.0000927	$39.73

Total Offering Amounts					$2,950,015.41		$273.47

Total Fees Previously Paid							$273.47

Total Fee Offsets							—

Net Fee Due							—

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of IN8bio, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under IN8bio, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1, 2022 through January 1, 2031, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors.

(3)

Represents additional shares of the Registrant’s Common Stock reserved for issuance under the IN8bio, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2022 through January 1, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on the last day of the calendar month before the date of the automatic increase; (b) 400,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the date of the increase.

(4)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on May 10, 2022.

(5)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on May 10, 2022 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.